UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Kohl’s Corporation

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SEC 1913 (3-99)

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”), will be held at the Midwest Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, on Thursday, May 1, 2003, at 10:30 a.m., for the following purposes:

1. To elect five directors to serve for a three-year term;

2. To ratify the appointment of Ernst & Young LLP as independent auditors;

3. To approve the Company’s 2003 Long-Term Compensation Plan;

4. To vote on the shareholder proposals described herein, if properly presented at the meeting; and

5. To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 5, 2003 are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the web site shown on your proxy card to vote over the internet;

•	Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

•	Complete, sign, date and return your proxy card in the reply envelope provided.

If you submit your proxy and then decide to attend the meeting to vote in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Richard D. Schepp

Secretary

Menomonee Falls, Wisconsin

March 31, 2003

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2003

The Board of Directors of Kohl’s Corporation (the “Company”) solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 1, 2003, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company has one class of capital stock outstanding; its $0.01 par value common stock (“Common Stock”). Only holders of record of the 337,355,777 shares of Common Stock outstanding at the close of business on March 5, 2003 will be entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 5, 2003 is required for a quorum with respect to the matters on which action is to be taken at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock registered in their name and may vote such shares either in person or by proxy.

The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

References in this proxy statement or the accompanying proxy to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 1, 2003 is referred to as “fiscal 2002”.

This proxy statement, the accompanying proxy and the Company’s Annual Report for fiscal 2002 are being furnished to shareholders beginning on or about March 31, 2003.

ITEM ONE

ELECTION OF DIRECTORS

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of five nominees to serve as Class II directors for a three-year term expiring in 2006, and until their successors are elected and qualified. The five Class II nominees are Jay H. Baker, Steven A. Burd, Kevin Mansell, Peter M. Sommerhauser and Judith A. Sprieser.

The Company’s Articles of Incorporation provide that the Company’s Board of Directors shall consist of not less than five nor more than fifteen persons. The Board of Directors currently consists of thirteen members. Seven of the thirteen current members will be “independent” on the effective date of the proposed rules of the New York Stock Exchange, as submitted to the SEC on August 16, 2002. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. There are five Class II directors, whose terms expire at this Annual Meeting. There are four Class III directors, whose terms expire at the 2004 Annual Meeting; and there are four Class I directors, whose terms expire at the 2005 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Following is information regarding the nominees and continuing directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Nominees for Election of Class II Directors
(Terms to expire in 2006)

Jay H. Baker	68	1988

Formerly President of the Company. Mr. Baker retired from the Company effective February 2000, after 13 years of service. Mr. Baker is also a director of Briggs & Stratton Corporation, a manufacturer of engines and power equipment.

Steven A. Burd	53	2001

Chairman, President and Chief Executive Officer of Safeway Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

Kevin Mansell	50	1999
President of the Company since February 1999. Mr. Mansell served as Executive Vice President—General Merchandise Manager from 1987 to 1998. He joined the Company in 1982.

Peter M. Sommerhauser	60	1988
Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

Judith A. Sprieser	49	2003

Chief Executive Officer since 2000 of Transora, Inc., a global eMarketplace for consumer packaged goods. Ms. Sprieser was with Sara Lee Corporation, a provider of packaged food and consumer products from 1987 to 2000, serving as Executive Vice President and Chief Executive Officer of its food group from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1998 to 1999. She also is a director of USG Corporation and Allstate Insurance Company.

Class III Directors
(Terms to expire in 2004)

Wayne Embry	66	2000

Consultant to the Cleveland Cavaliers, a professional basketball team. Mr. Embry served in several executive positions with the Cleveland Cavaliers from 1986 until his retirement in June, 2000, including over 13 years as General Manager and Team Division President and Chief Operating Officer. Mr. Embry is also a director of PolyOne Corporation, a polymer services company.

John F. Herma	55	1988
Formerly Chief Operating Officer and Secretary of the Company. Mr. Herma retired from the Company effective June 1999, after 21 years of service.

R. Lawrence Montgomery	54	1994

Chief Executive Officer of the Company since February 1999, and Chairman since February 2003. Mr. Montgomery served as Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined the Company in 1988.

Frank V. Sica	52	1988

Managing Director of Soros Fund Management LLC and Managing Partner of Soros Private Equity Partners. Mr Sica is also a director of CSG Systems International, Inc., a computer software company, Emmis Communications Corporation, a diversified media company and Jet Blue Airways Corporation, a commercial airline. He was a Managing Director in the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1988 to 1998.

	Age	Director Since

Class I Directors
(Terms to expire in 2005)

James D. Ericson	67	1997

Former Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company. Mr. Ericson is a Trustee of The Northwestern Mutual Life Insurance Company, and a director of The Marcus Corporation, a lodging and theater business.

William S. Kellogg	59	1988
Former Chairman and Chief Executive Officer of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000, after 34 years of service.

Arlene Meier	50	2000
Chief Operating Officer of the Company since November 2000. Ms. Meier served as Executive Vice President—Chief Financial Officer from October 1994 to November 2000. She joined the Company in 1989.

R. Elton White	60	1994
Former President of NCR Corporation, a technology and services provider. Mr. White is also a director of Keithley Instruments, Inc., a provider of analytical testing equipment.

The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

The Company’s Board of Directors held five formal meetings during fiscal 2002. During fiscal 2002, each incumbent director attended 75 percent or more of the full board meetings and meetings of committees on which such director served.

Director Committees and Compensation

The Company’s Board of Directors has three standing committees: a Compensation Committee, a Governance and Nominating Committee and an Audit Committee. All committee members are “independent” under the current listing standards of the New York Stock Exchange. Each committee operates under a written charter which is reviewed annually by the Board. A copy of the Audit Committee charter is attached as Annex A.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of the Company’s directors and officers, as well as those with respect to the general employee compensation and benefit policies and practices of the Company to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, bonus, incentive compensation, equity based or other compensation plans, policies and programs of the Company. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. During fiscal 2002, the Compensation Committee formally met two times and otherwise accomplished its business without formal meetings. The members of the Compensation Committee for fiscal 2003 are Messrs. Burd, Ericson and Sica. Mr. Ericson chairs this committee.

Governance and Nominating Committee

The duties of the Governance and Nominating Committee are to (i) provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees, (ii) advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to the Company, and (iii) coordinate an annual evaluation of the performance of the Board and each of its standing committees. The Governance and Nominating Committee has not established procedures for shareholders to recommend nominees for directors beyond those contained in the Company’s By-Laws. The Governance and Nominating Committee was established in late fiscal 2002, when the duties of the Nominating Committee were expanded to include corporate governance matters. During fiscal 2002, the Nominating Committee and the Governance and Nominating Committee accomplished their respective business without formal meetings. The members of the Nominating Committee for fiscal 2003 are Ms. Spreiser and Messrs. Burd, Embry, Ericson, Herma, Sica and White. Mr. Herma chairs this committee.

Audit Committee

It is the responsibility of the Audit Committee to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board. The specific duties of the Audit Committee are to monitor the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent auditors and internal auditing functions; and provide an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee met six times during fiscal 2002, and otherwise accomplished its business without formal meetings. The members of the Audit Committee for fiscal 2003 are Ms. Spreiser and Messrs. Embry, Herma and White. Mr. White chairs this committee, and he has been deemed by the Board of Directors to be an “audit committee financial expert”.

Director Compensation

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $15,000. Committee chairpersons receive an additional $5,000 retainer fee. Non-employee directors also receive $1,000 for each full Board and committee meeting attended in person ($500 if the director participates via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three year term. Ten-year options to purchase 3,000 shares of the Company’s Common Stock were granted to each of Messrs. Ericson, Kellogg and White upon their re-elections to the Board in fiscal 2002. Directors are also reimbursed for travel and other expenses related to attendance at Board and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.

Meetings of Non-Management Directors

The non-management members of the Board of Directors regularly meet in executive session without any members of management. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has appointed Mr. Kellogg as the Presiding Director of these meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company.

BENEFICIAL OWNERSHIP OF SHARES

The following information is furnished as of February 1, 2003 (unless otherwise noted) to indicate beneficial ownership of shares of the Company’s Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company’s Common Stock, and all executive officers and directors of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of February 1, 2003.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Jay H. Baker	7,104,352	(1)	2.1%
Steven A. Burd	15,945	(2)	*
Wayne Embry	4,000	(3)	*
James D. Ericson	22,000	(4)	*
John F. Herma	10,020,246	(5)	3.0%
William S. Kellogg	18,273,190	(6)	5.4%
Frank V. Sica	33,000	(7)	*
Judith A. Spreiser	0		*
Peter M. Sommerhauser	32,407,128	(8)	9.6%
R. Elton White	25,000	(9)	*
Kevin Mansell	1,564,885	(10)	*
Arlene Meier	1,484,285	(11)	*
R. Lawrence Montgomery	2,774,948	(12)	*
Richard B. Leto	477,480	(13)	*
Donald A. Brennan	29,250	(14)	*
All Directors and Executive Officers as a group (22 Persons)	42,150,391	(15)	12.3%
AXA Financial, Inc.	50,914,562	(16)	15.1%
1290 Avenue of the Americas New York, NY 10104

*	Less than 1%.
(1)	Includes 1,651,800 shares held in trust for the benefit of Mr. Baker’s family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 39,500 shares held by a charitable foundation for which Mr. Baker serves as a director and president, 5,410,992 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee, and 2,000 shares represented by options.
(2)	Includes 1,000 shares represented by stock options.
(3)	Includes 4,000 shares represented by stock options.
(4)	Includes 16,000 shares represented by stock options.
(5)	Includes 8,603,406 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 157,300 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 1,000 shares represented by stock options.
(6)	Includes 14,944,690 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 342,520 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president and 1,651,800 shares held in trust for the benefit of Mr. Baker’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest.
(7)	Includes 17,000 shares represented by stock options and 16,000 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(8)

Includes 31,865,764 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 151,427 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 11,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 18,000 shares represented by stock options.

(9)	Includes 16,000 shares represented by stock options.
(10)	Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 44,000 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a trustee, and 1,008,221 shares represented by stock options.
(11)	Includes 1,470,285 shares represented by stock options.
(12)	Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 44,000 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a trustee, 12,600 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director and 2,269,334 shares represented by stock options.
(13)	Includes 477,480 shares represented by stock options.
(14)	Includes 29,250 shares represented by stock options.
(15)	Includes 6,760,816 shares represented by stock options.
(16)	Based upon information as of December 31, 2002 set forth in Amendment No. 9 to Schedule 13G. According to their joint filing, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle, AXA and their subsidiaries, including AXA Financial, Inc., collectively have sole voting power with respect to 24,309,017 shares, shared voting power with respect to 8,225,608 shares, sole dispositive power with respect to 50,908,559 shares and shared dispositive power with respect to 6,003 shares. AXA Financial, Inc. and its subsidiaries have sole voting power with respect to 24,287,917 shares, shared voting power with respect to 8,225,608 shares, sole dispositive power with respect to 50,890,159 shares and shared dispositive power with respect to 3,303 shares.

EXECUTIVE COMPENSATION

The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at February 1, 2003: (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation						Long Term Compensation(1)	All Other Compensation(2)
		Salary		Bonus		Other Annual Compensation		Shares Underlying Stock Options(#)
R. Lawrence Montgomery	2002		$967,919		$273,140		$0	0		$9,457
Chief Executive Officer	2001		$919,167		$306,900		$9,470	130,000		$8,355
	2000		$845,833		$285,450		$22,380	130,000		$8,050

Kevin Mansell	2002		$770,165		$217,336		$0	0		$8,979
President	2001		$726,667		$244,200		$7,949	97,500		$8,144
	2000		$643,333		$217,800		$26,128	97,500		$8,189

Arlene Meier	2002		$630,583		$178,276		$0	0		$8,615
Chief Operating Officer	2001		$600,000		$198,000		$0	97,500		$7,825
	2000		$472,917		$198,000		$0	190,000		$7,858

Richard B. Leto	2002		$557,501		$157,360		$0	0		$7,828
Executive Vice President/ General Merchandise Manager & Product Development	2001 2000	$ $	529,167 493,333	$ $	176,550 165,000	$ $	0 0	55,000 55,000	$ $	7,322 7,415

Donald A. Brennan	2002		$416,667		$117,600		$0	0		$4,666
Executive Vice President, Planning & Allocation(3)	2001		$333,333		$132,000		$0	103,000		$53,200

(1)	In prior years, annual stock option awards were considered by the Compensation and Stock Option Committee in January. In fiscal 2002, the Compensation and Stock Option Committee determined that annual awards to the Company’s executive officers will now be considered in the first quarter of each year. Therefore, annual awards for fiscal 2002 to all of the Company’s executives were granted subsequent to the end of fiscal 2002. None of the named executive officers held restricted stock at the end of fiscal 2002.
(2)	Includes contributions by the Company for fiscal 2002 under the Company’s defined contribution plans in the following amounts: Mr. Montgomery ($6,316), Mr. Mansell ($6,317), Ms. Meier ($6,305) Mr. Leto ($6,304), and Mr. Brennan ($3,426). Also includes the following amounts paid by the Company during fiscal 2002 for term life, long term disability and accidental death and dismemberment insurance under the Company’s life insurance plan: Mr. Montgomery ($3,141), Mr. Mansell ($2,662), Ms. Meier ($2,310), Mr. Leto ($1,524), and Mr. Brennan ($1,240).
(3)	Mr. Brennan joined the Company on April 1, 2001.

Option Grants In Last Fiscal Year

The Company has adopted a 1992 Long-Term Compensation Plan (the “1992 Plan”), a 1994 Long-Term Compensation Plan (the “1994 Plan”) and a 1997 Stock Option Plan for Outside Directors (the “1997 Plan”). Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only.

In prior years, annual stock option awards were considered by the Compensation and Stock Option Committee in January. In fiscal 2002, the Compensation and Stock Option Committee determined that annual awards to the Company’s executive officers will now be considered in the first quarter of each year. Therefore, annual awards for fiscal 2002 to the persons named in the Summary Compensation Table were granted subsequent to the end of fiscal 2002. All awards to outside directors during fiscal 2002 were granted under the 1997 Plan.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

The table below provides information regarding exercises of stock options during fiscal 2002 and the value of stock options held at February 1, 2003 by the persons named in the Summary Compensation Table.

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lawrence Montgomery	171,172	$10,990,867	2,109,334	783,700	$75,235,690	$22,434,628
Kevin Mansell	106,960	$6,844,986	1,008,221	219,375	$32,235,843	$1,772,325
Arlene Meier	96,404	$6,104,205	1,462,785	227,411	$56,988,409	$565,384
Richard B. Leto	81,870	$4,938,316	477,480	508,750	$14,526,914	$18,999,050
Donald A. Brennan	0	$0	8,250	94,750	$0	$0

The Company has established executive stock sale guidelines that restrict the percentage of an executive’s vested stock options or shares of Common Stock that may be sold by the executive in any fiscal year. Compliance with these guidelines is monitored by the Compensation Committee of the Board of Directors, and exceptions are granted by such Committee only in extraordinary circumstances, such as when strict compliance with the guidelines would result in the expiration of vested and unexercised stock options. From time to time, the Company’s executive officers will engage in sales of Common Stock in accordance with these guidelines. These sales may accomplished pursuant to SEC Rule 144 during the Company’s scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act.

Mr. Montgomery and Ms. Meier have been granted exceptions to the stock sale guidelines to avoid expiration of certain vested and unexercised stock options. These exceptions will allow Ms. Meier and Mr. Montgomery to exercise all of the stock options that would otherwise expire over the next two years. Each would then be permitted to sell the number of shares otherwise permitted under the guidelines plus the number of shares necessary to pay the personal income taxes and exercise price of all other options exercised.

Equity Compensation Plan Information

The following table provides information as of February 1, 2003 regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	18,909,268	$31.70	7,774,710

Equity compensation plans not approved by security holders(1)	—	—	—

Total	18,909,268	$31.70	7,774,710

(1)	All of the Company’s existing equity compensation plans have been approved by shareholders.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of the Company’s stock. Copies of these reports must also be furnished to the Company. Based solely upon its review of these copies, the Company believes that during fiscal 2002, all of such forms were filed on a timely basis by reporting persons.

Employment Agreements

The Company has Employment Agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier. As of the end of fiscal 2002, Mr. Montgomery’s Employment Agreement provided for an annual base salary of $975,500, Mr. Mansell’s Employment Agreement provided for an annual base salary of $776,200, and Ms. Meier’s Employment Agreement provided for an annual base salary of $636,700, in each case subject to increase by the Company’s Board of Directors. Mr. Montgomery, Mr. Mansell and Ms. Meier are also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, the executive’s spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of the executive’s retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for “Cause” (as defined in the Employment Agreements), by the executive for “Good Reason” (as defined in the Employment Agreements but which does not include a change-of-control of the Company), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon the executive’s death, such executive’s estate will receive the executive’s then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his or her then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive’s employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive’s employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of the executive’s employment.

Prior to their retirement from the Company, Messrs. Baker, Herma and Kellogg had employment agreements providing the former executives, their spouses and dependents post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to the benefits to which they were entitled at the time of their retirement. Messrs. Baker, Herma and Kellogg all currently receive these benefits.

Other Transactions

The Company occupies 11 stores that it leases from entities owned or managed by Herbert Simon, his brother and their affiliates. Mr. Simon was a director of the Company until his resignation on February 5, 2003.

During fiscal 2002, the Company incurred rent expense of $5,752,000 in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

Code of Ethical Standards

The Company has adopted a code of ethical standards that describes the ethical and legal responsibilities of the Company’s employees and, to the extent applicable, members of the Company’s Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. The Board of Directors, through its Governance and Nominating Committee, has reviewed and approved this code. The Company provides educational seminars with respect to the code, and Company employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Company employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Kohl’s Corporation (the “Compensation Committee”) is pleased to present its report on executive compensation. This report documents the components of the Company’s executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2002 were made by the Compensation Committee with respect to the executive officers of the Company.

Compensation Philosophy

It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

•	Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Every Company executive is expected to uphold and comply with the social and ethical responsibilities set forth in the Company’s written code of ethical standards. This code describes every executive’s responsibilities to the Company’s associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive’s performance in meeting these standards is taken into account for purposes of determining the executive’s compensation level and stock option awards.

Compensation Program Components

The particular elements of the Company’s compensation program for executive officers are explained below.

Base Salary. Under the terms of their respective employment agreements the base salaries of Ms. Meier and Messrs. Montgomery and Mansell cannot be reduced without their consent. The Compensation Committee determines, in its discretion, whether increases in salaries for these individuals is warranted. Increases in base salary, if any, are based upon (i) the Compensation Committee’s assessment of overall corporate performance, including the Company’s income and return on investment, (ii) individual performance criteria, including leadership and vision, long-term strategic planning, succession planning, communication with the Board of Directors, and the Company’s record of social responsibility and (iii) a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. During fiscal 2002, Mr. Montgomery’s base salary increased 4.9% from $930,000 to $975,500; Mr. Mansell’s salary increased 4.9% from $740,000 to $776,200; and Ms. Meier’s salary increased 6.1% from $600,000 to $636,700.

Base salaries and salary ranges for the other executive officers of the Company are initially established based on a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. Increases in base salary result from promotions, job scope expansion, increased responsibilities, company growth and from merit increases determined by the executive’s personal performance and the executive’s position in the applicable salary range. Merit increase guidelines are established each year based on current economic and market conditions.

Ms. Meier and Messrs. Montgomery and Mansell generally determine, in their discretion, based primarily on individual performance evaluations, the appropriate merit increases for the other executive officers, but the Compensation Committee reviews and approves their decisions. Salary increases for executive officers generally range from 3% to 8.5%, but in some cases may increase more than 8.5% to reflect increased responsibilities or to raise an executive officer’s salary to a level commensurate with the person’s position within the Company. The Compensation Committee, Messrs. Montgomery and Mansell and Ms. Meier rely on certain information described below under “Summary” and on the judgment of the Company’s Human Resources Department that salary levels of executive officers are generally competitive. Base salary merit increases granted to all executive officers during fiscal 2002 averaged 5.7%.

Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company’s executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Compensation Committee fixes income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved. The maximum payouts as a percentage of the individuals’ base salaries are 33% in the case of the Company’s executive officers, 28% in the case of the Company’s Senior Vice Presidents and 22.5% for other eligible employees. The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 915 associates participated in the plan. For fiscal 2002, Messrs. Montgomery and Mansell and Ms. Meier each received bonuses under the plan aggregating approximately 28% of their respective annual salaries, the same percentage received by all other executive officers participating in the plan.

Long-Term Compensation. The Company’s Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company’s Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 2002.

Stock options are granted under the plan at the prevailing market price and will only have value if the Company’s stock price increases after the grant. Stock options granted for performance vest over a period of four years. Stock options granted to executive officers and senior vice presidents upon recruitment and to recognize increased responsibilities vest over a period of seven years. Participants must be employed by the Company at the time of vesting in order to exercise the options except that participants are required to exercise vested stock options within a specified time period in the event of termination of employment, disability or death.

The Compensation Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the Company’s financial performance (including return on investment), the dilutive effect on the Company’s other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Compensation Committee regularly requests and receives recommendations from the Chief Executive Officer, President and Chief Operating Officer regarding option grants for the other executive officers.

In prior years, annual stock option awards were considered by the Compensation Committee in January. In fiscal 2002, the Compensation Committee determined that annual awards to the Company’s executives will now be considered in the first quarter of each year. Therefore, no awards were granted to the persons named in the Summary Compensation Table during fiscal 2002.

Tax Law Limitation on Deductibility of Compensation

The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2002. Messrs. Montgomery and Mansell deferred a portion of their compensation in fiscal 2002.

Summary

The Compensation Committee has the responsibility for ensuring that the Company’s compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company’s compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Compensation Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements. The fiscal 2002 salary and bonus of the named executive officers of the Company were comparable to the 2001 mean salary and bonus of their comparable position in the retail compensation surveys reviewed by the Compensation Committee, when adjusted for company performance, size and growth rates, and the individuals’ respective scope of responsibilities. Finally, the Company’s compensation programs providing stock based compensation to executive officers have been submitted to shareholders for review and approval.

After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee’s compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The Company’s Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Compensation Committee considers the overall executive compensation package an important reason for the Company’s success to date.

Fiscal 2002 Compensation Committee:

Steven A. Burd

James D. Ericson

Frank V. Sica

STOCK PRICE PERFORMANCE GRAPH

The following graph shows changes from January 31, 1998 through February 1, 2003 (the last day in fiscal 2002) in the value of $100 invested in (1) the Company, (2) the Standard & Poor’s 500 Index and (3) the S&P-500 Department Stores Index, as calculated by Standard & Poor’s Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

DATE	KOHL’S CORPORATION	S&P 500 INDEX	S&P - 500 DEPARTMENT STORES
01/31/98	$100.00	$100.00	$100.00
01/30/99	$195.31	$132.28	$98.88
01/29/00	$198.37	$143.47	$78.20
02/03/01	$394.89	$143.22	$102.04
02/02/02	$377.65	$120.72	$112.31
02/01/03	$301.94	$93.60	$76.78

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Board of Directors has adopted a written charter under which the Audit Committee operates (the latest version of which is attached as Annex A) and has determined that all of the Audit Committee members are “independent” under the applicable rules of the New York Stock Exchange.

As part of its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statements on Auditing Standards No. 61—“Communications with Audit Committees”, as then in effect. In addition, the Audit Committee obtained from Ernst & Young LLP a formal written statement required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence, and has satisfied itself with respect to the auditors’ independence.

As provided in Item 306 of SEC Regulation S-K, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2003 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have selected, subject to shareholder approval, the re-appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2003.

Fiscal 2002 Audit Committee:

R. Elton White, Chair

Steven A. Burd

Wayne Embry

Frank V. Sica

ITEM TWO

RATIFICATION OF AUDITORS

Upon the recommendation and approval of the Audit Committee, the Board of Directors has approved the selection of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2003. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2003. Ernst & Young LLP has been the Company’s independent auditors since the Company’s incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young LLP

The Company paid the following fees to Ernst & Young LLP for fiscal 2002 and fiscal 2001:

	Fiscal 2002	Fiscal 2001
Audit Fees	$367,000	$348,000
Audit-Related Fees	29,000	29,000
Tax Fees	437,000	160,000
All Other Fees	161,000	114,000

TOTAL	$994,000	$651,000

Audit fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s registration statements. Audit-related services generally include benefit plan audits. Tax services primarily include assistance provided to the Company for incentives related to new store locations ($343,000 and $90,000 in fiscal 2002 and fiscal 2001, respectively). Pursuant to an October 2000 engagement letter, Ernst & Young has assisted the Company in identifying, assessing, negotiating and filing for various governmental incentives for new Company store locations. The benefits provided by these projects have been significant and are a multiple of the associated costs. Certain of the incentives projects are ongoing and the Company expects additional fees to be paid in 2003. Other services include cash management consulting and miscellaneous other items. The Company did not pay any fees to Ernst & Young LLP during the last two fiscal years for financial system design and implementation. Pursuant to the Audit Committee’s charter and policies adopted pursuant to the charter, all non-audit services performed for the Company by Ernst & Young must be reviewed and approved in advance by the Audit Committee. Since July 30, 2002, all new engagements of audit and non-audit services were approved in advance by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

ITEM THREE

APPROVAL OF THE KOHL’S CORPORATION 2003 LONG-TERM COMPENSATION PLAN

The following discussion is qualified in its entirety by the text of the 2003 Long Term Compensation Plan which is attached to this proxy statement as Annex B.

General

The purpose of the 2003 Long Term Compensation Plan (the “Plan”) is to allow the Company to attract and retain key employees and directors of the Company and its subsidiaries and to provide motivation to these individuals to put forth maximum efforts toward the continued growth, profitability, and success of the Company and its subsidiaries by providing incentives through the ownership and performance of the Company’s Common Stock. The Compensation Committee (the “Committee”) and the Board of Directors adopted the Plan on March 3, 2003, subject to shareholder approval. Key features of the Plan include the following:

•	the plan is administered by the Compensation Committee, which is comprised solely of independent directors;

•	the aggregate number of shares of Common Stock authorized under the Plan is 15,000,000;

•	there is a cap of 7,500,000 on stock awards, performance units and performance shares;

•	no participant may receive options or stock appreciation rights for more than 1,500,000 shares in any twelve-month period;

•	no participant may receive stock awards, performance units or performance shares in an amount in excess of $2.5 million during any twelve-month period;

•	the exercise price of options may not be less than the fair market value of the Common Stock on the date of grant; and

•	options may not be “repriced” after the date of grant without shareholder approval, except as provided in the Plan for stock splits, recapitalization and similar events.

Administration

The Board of Directors has delegated administration of the Plan to the Committee, which is comprised solely of independent Directors. The Committee has final authority, subject to the express provisions of the Plan, to: (a) interpret the Plan; (b) establish such rules and regulations as it deems necessary for the proper operations and administration of the Plan; (c) select persons to receive awards under the Plan; (d) determine the form of awards and the number of shares or other units subject to awards, (e) determine the terms, conditions, restrictions and/or limitations, if any, of awards, including the time and conditions of exercise or vesting, (f) determine the performance goals, if any, which will be applicable to awards, (g) grant waivers of Plan terms, conditions, restrictions, and limitations as deemed appropriate, (h) accelerate the vesting, exercise, or payment of awards or the performance period of awards when such action or actions would be in the best interest of the Company, and (i) take any and all other action the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee, in its discretion, may delegate its authority and duties under the Plan to the chief executive officer and/or to other senior officers of the Company; provided, however, only the Committee may select and grant awards to senior officers and directors.

Eligibility

Any employee or member of the Board of Directors of the Company or a Company subsidiary is eligible to receive an Award. The Company has approximately 75,000 employees, of which approximately 1,200 are anticipated to be eligible for participation in the Plan. As of the date of this proxy statement, no awards have been granted under the Plan. No awards may be granted pursuant to the Plan after March 1, 2013.

General Terms and Conditions of Awards

Under the Plan, the Committee may grant various forms of incentive awards, including: (i) stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) performance units, or (v) performance shares. The term of these awards may be up to 15 years from the date the award is granted, with the exception of incentive stock options, where the term shall not exceed ten years, or five years in the case of an award to a holder of greater than ten percent of the Company’s Common Stock. The general terms and conditions of these awards are described below:

Stock options

Stock options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options, which are options that do not qualify as ISOs. Stock options entitle the holder to purchase shares of Common Stock during a specified period at a purchase price set by the Committee, which must be at least 100% of the fair market value of the Common Stock on the grant date. On March 17, 2003, the closing price of the Common Stock on the New York Stock Exchange was $59.09.

Stock appreciation rights

A stock appreciation right (“SAR”), is the right, denominated in shares of Common Stock, to receive upon exercise, without payment to the Company, an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the fair market value of the stock on the grant date. The Committee may grant SARs to participants as either freestanding awards or as awards related to stock options. For SARs related to an option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related option, and exercise of either the SAR or the option will cause the cancellation of the other. The Committee will determine the terms and conditions applicable to awards of freestanding SARs.

Stock awards

Stock awards may be in the form of shares of Common Stock, restricted shares of Common Stock or stock “units”, which are bookkeeping entries representing such shares. Restricted shares of Common Stock are shares that are transferred by the Company to a participant and that are subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The Committee will determine the amounts, terms, and conditions (including the attainment of performance goals, restrictions on transfer and continued employment) of any grant of restricted stock. The Committee may, in its discretion, grant to the participants to whom restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including the right to vote such shares and to receive dividends. Stock “units” are similar to shares of restricted Common Stock, except that the shares of stock are not issued to the participant until after the end of the restriction period and any other applicable conditions are satisfied. Stock Awards may also be paid in cash rather than stock, or in a combination of cash and stock.

Performance units

Performance units are the right to receive a payment upon the attainment of specified criteria. The Committee will establish the applicable criteria and all other terms applicable to the grant at the time the performance units are awarded.

Performance shares

Performance shares represent the right to receive a payment at a future date based on the value of Common Stock in accordance with the terms of the grant and upon the attainment of specified performance goals. The Committee shall establish the applicable criteria and all other terms applicable to the grant at the time the performance shares are awarded.

Shares Of Common Stock Available; Award Limits

The maximum number of shares of Common Stock subject to awards granted under the Plan is 15,000,000 shares, all of which may be incentive stock options. The maximum number of such shares subject to awards that are not stock options and stock appreciation rights is 7,500,000 shares. No Plan participant will be eligible to receive options and stock appreciation rights for more than 1,500,000 shares during any twelve-month period, and no Plan participant shall be eligible to receive an aggregate amount of awards, other than options or stock appreciation rights, in an amount in excess of $2,500,000 during any twelve-month period. If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards shall be automatically adjusted. In the event of other changes in the capital structure of the Company, the Compensation Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding awards as it deems appropriate.

Effect of Change of Control

In the event of a “change in control” of the Company (as defined in the Plan), all outstanding awards shall become immediately vested and fully exercisable and, if there were performance goals, that such performance goals had been attained at the target level or the equivalent thereof; (ii) all awards which are not paid in Common Stock will be cashed out at the “Change of Control Price” (as defined in the Plan) reduced by the exercise price, if any, applicable to such awards; and (iii) the Committee may, in its discretion, make such other provision relating to any award, which the Committee may deem equitable.

Amendments

Except where shareholder approval is required by law, the Plan may be suspended or terminated by the Board of Directors at any time, but the termination or suspension shall not, without the consent of a participant, adversely affect the rights of such participant under an outstanding award. The Committee may at any time unilaterally amend or terminate and cash out any unexercised or unpaid award, whether earned or unearned, including awards earned but not yet paid, or substitute another award of the same or different type, to the extent it deems appropriate; provided, however, that any amendment to (but not termination of) an outstanding award which, in the opinion of the Committee, is materially adverse to the participant, or any amendment or termination which, in the opinion of the Committee, may subject the participant to liability under Section 16 of the Exchange Act, shall require the participant’s consent. The exercise price of a stock option shall not be reduced by the Committee without the consent of the Company’s shareholders, other than in the event of changes in the capital structure of the Company, as set forth above.

Certain Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences relating to awards granted under the plan. The summary below does not contain a complete analysis of all the potential tax consequences relating to awards granted under the plan, including state, local or foreign tax consequences.

Non-qualified Options

The grant of a non-qualified option will have no federal income tax consequences to the Company or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount. The holder of shares acquired upon exercise of a non-qualified option will, upon a subsequent disposition of such shares, generally recognize a short-term or long term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

ISOs

Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of any ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

SARs

The grant of a SAR will have no federal income tax consequences to the Company or to a participant. Upon the exercise of a SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Common Stock received plus the amount of any cash received, and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise. The basis of shares received upon the exercise of a SAR will equal the fair market value of the shares at the time of exercise. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant.

Stock Awards

The grant of restricted shares is not a taxable event to a participant, absent an election under Section 83(b) of the Internal Revenue Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restriction lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. The Company or a subsidiary will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will equal the amount of ordinary income recognized by the participant.

Performance Units and Performance Shares

A participant will not be deemed to have received taxable income upon the grant of performance units or performance shares. Upon distribution of Common Stock or cash in respect of the performance units or performance shares, a participant will be deemed to have received taxable ordinary income in an amount equal to the fair market value of the shares of Common Stock received on the date they are distributed to the participant or the amount of cash received. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. Upon the distribution of such shares of Common Stock or cash, the Company or a subsidiary will generally be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income recognized by the participant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF
 THE 2003 LONG TERM COMPENSATION PLAN.

ITEM FOUR

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted by Financial Investors Trust, on behalf of the United Association S&P 500 Index Fund (the “Proponent”). The Proponent claims to beneficially own 23,946 shares of the Company’s Common Stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

RESOLVED: the shareholders of Kohl’s Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws to require that an independent director—as defined by the rules of the New York Stock Exchange (“NYSE”)—who has not served as an officer of the Company be its Chairman of the Board of Directors.

SUPPORTING STATEMENT

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have proposed new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”) or a former CEO, or some other officer. We believe that, no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director serve as its chairman who is not a former CEO or some other officer of the company.

Although this change would be dramatic, it would hardly be radical. According to the Investor Responsibility Research Center, in the United Kingdom it is common to separate the offices of Chairman and CEO. See IRRC Corporate Governance Service 2002 Background Report L: The Election of Directors,

Board Independence and Related Issues. In 1996, a blue ribbon commission on Director Professionalism of the National Association of Corporate Directors recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises.”

STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors strongly endorses the view that one of its primary functions is to protect shareholders’ interests by providing independent oversight of management. However, the Board does not believe that mandating a particular structure, such as a separate chairman and CEO, is necessary to achieve effective oversight. The Board of Directors therefore recommends that the shareholders vote AGAINST the Proposal.

The Board of Directors is committed to strong principles of corporate governance. Over the past year, the Board of Directors has implemented various practices and procedures to further strengthen the Company’s corporate governance. Among the more significant enhancements have been the adoption of new corporate governance guidelines, the formalization of regular meetings of the non-management directors, the establishment of the Governance and Nominating Committee, and the revision of the charters of all three of the Board of Director’s standing committees. The charters of these committees incorporate requirements of the pending listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related rules of the SEC. All three of these standing committees are comprised solely of independent directors and serve to represent and protect the best interests of the Company’s shareholders and also serve as an objective means of performing management oversight. By undertaking these initiatives, the Board of Directors has enhanced its independent oversight without compromising the benefit of having one person serve as Chairman and CEO.

Directors of the Company, including the Chairman, are bound by fiduciary obligations under state law to serve the best interests of the shareholders. Prohibiting current or former officers from serving as Chairman would not better enable any director of the Company to fulfill his or her fiduciary duties. The Chairman of  the Board has no greater nor lesser vote on matters considered by the Board. The Company’s practice of having one individual perform the role of Chairman and CEO is consistent with current U.S. laws (including the Sarbanes-Oxley Act, recently promulgated SEC regulations and the New York Stock Exchange’s pending corporate governance listing standards) and is in the best interests of shareholders. Moreover, this practice has served the Company and its shareholders well over the course of the Company’s history. Consistent with good corporate governance principles, the Board expects that its Governance and Nominating Committee will review the Board’s organization annually and recommend appropriate changes.

The Board of Directors believes that success is promoted by active and independent directors and loyal and hard-working executives who act consistently with a strong set of corporate governance and ethical guidelines, rather than a particular Board structure. For the reasons described above, the Board believes that it is not appropriate to impose an absolute rule against a current or former executive serving as Chairman of the Board. The Board of Directors will continue to monitor developments in corporate governance practices and apply practices which we believe best serve the interests of shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted on behalf of the Carpenters Annuity Fund of Philadelphia and Vicinity (the “Proponent”). The Proponent claims to beneficially own 1,600 shares of the Company’s Common Stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

Resolved, that the shareholders of Kohl’s Corporation (the “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statements the costs of all future stock options issued by the Company.

STATEMENT OF SUPPORT:

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining the operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonus as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge’ benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors shares the Proponent’s interest in providing the Company’s current and prospective shareholders with the most accurate presentation possible of the Company’s operational earnings. However, for several reasons, the Board of Directors does not believe that expensing options in the Company’s annual income statement would, at this time, be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends that the shareholders vote AGAINST the Proposal.

The Board of Directors is not necessarily opposed to the idea of expensing stock options, but believes that such an important accounting principle should be applied consistently among all companies. While there is no current requirement that the Company recognize an expense for stock options in its income statement, the issue is currently under consideration by a wide array of regulatory bodies, including Congress, the Securities and Exchange Commission, the Financial Accounting Standards Board and the International Accounting Standards Board. It is entirely unclear how these bodies will ultimately resolve this issue. Given this uncertainty, the Board of Directors believes at this time that the best approach is to await the determination of these authorities. If the current debate results in new accounting standards that uniformly require all companies to expense stock options the Company will, of course, comply. It would not serve the best interests of the Company or its shareholders to change the Company’s accounting and reporting practices now and again if any new requirements become effective.

Currently, there is no agreed-upon method of calculating the “fair value” of option grants. In the absence of such a method, any valuation of options would necessarily require the Company to make a subjective determination as to what method most accurately reflects the “fair value” of the Company’s option grants. This injection of additional subjectivity could lead to income statements that are not necessarily indicative of the Company’s performance and would make it more difficult for the Company’s shareholders and potential shareholders to compare the Company’s income statement to those of other companies.

Currently, the notes to the Company’s consolidated financial statements include a calculation to show the estimated cost of stock options, on a pro forma basis, as required by Statement of Financial Accounting Standard No. 123. Additionally, the Company is already required to calculate and report its earnings per share on a diluted basis. We believe that the Company’s current methods of reflecting the impact of stock options provide investors the information necessary to make sound judgments as to the impact of stock options on the Company’s financial results.

In summary, the Board of Directors believes it is premature for the Company to change its stock option accounting until this issue is resolved by the appropriate policy making bodies. Adopting a methodology that is out-of-step with the Company’s peers and competitors would make it difficult for investors to compare the Company’s financial performance with that of its competitors and would not be in the best interests of the Company’s shareholders.

The Board of Directors will continue to monitor developments relating to the expensing of options, including regulatory changes and trends in voluntary adoption of option expensing policies. If in the future the Board of Directors believes expensing options would be in the best interests of the Company and its shareholders, it will adopt such a policy.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

ITEM SIX

SHAREHOLDER PROPOSAL

The following shareholder proposal was submitted by the International Brotherhood of Electrical Workers Pension Benefit Fund (the “Proponent”). The Proponent claims to beneficially own 29,900 shares of the Company’s Common Stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponents. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

Resolved, that the shareholders of Kohls Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors strongly supports the concept of compensation arrangements that are linked to the enhancement of shareholder value. For the reasons described below, however, the Board of Directors believes that adopting a policy of linking all future executive stock options to an industry peer group stock performance index would unduly restrict the types of compensation arrangements available to the Company, and therefore would not be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends that the shareholders vote AGAINST the Proposal.

The Board of Director’s Compensation Committee, which is currently composed of three independent directors, reviews, approves and oversees all of the Company’s compensation policies and practices. In choosing among various forms of executive compensation, the Compensation Committee considers a variety of factors, such as the goals that have been established for the executives, the expense of various compensation alternatives and the practices of other companies with which the Company competes for managerial talent. The Compensation Committee has historically granted stock options to key employees to provide an incentive for superior performance leading to long-term increased shareowner value. Each option permits the employee, generally for a period of ten to fifteen years, to buy a share of Company stock at the price of the Company’s stock on the day the option is granted. These stock options, which generally vest over a period of four to seven years, are inherently performance-based, because their value is directly linked to the price of the Company’s stock over time and thus reflects the fundamental performance of the Company. Therefore, the value of Company executives’ stock options is already directly linked to the price of the Company’s stock.

The Proposal would limit the Compensation Committee’s flexibility by requiring that all stock options be tied to a specific performance measure—a peer group stock price index. The Board of Directors believes that the Compensation Committee should have the flexibility to measure performance by criteria other than relative stock price performance and to tie options to these other criteria or to grant traditional fixed-price options and tie other forms of annual or long-term compensation to performance criteria that are varied from time to time, as the Company’s goals and challenges change.

In addition, the stock option awards contemplated by the Proposal could have adverse accounting implications. Because the exercise price of the described “performance-based” options would not be known on the date of grant, generally accepted accounting principles would require that compensation expenses under these awards be periodically remeasured until the performance target is resolved and the exercise price is known. In a period of stock price volatility, “performance-based” options could cause volatile expense charges from period to period.

Finally, the Board of Directors believes that the Compensation Committee should have the ability to establish compensation policies in light of the competitive environment in which the Company must compete for executive talent. The Company’s current stock option program is of the type that is used by the vast majority of U.S. corporations and in particular, by the companies with which the Company competes for executives. The Board of Directors believes that limiting the Compensation Committee’s ability to design a compensation system that is in line with that of other companies could place the Company at a competitive disadvantage in recruiting executives.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Cost of Solicitation

The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

Proposals and director nominations that shareholders intend to present at the 2004 Annual Meeting of Shareholders must be received at the Company’s executive offices in Menomonee Falls, Wisconsin no later than February 1, 2004 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 2, 2003 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in such holder’s name. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class II director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors and AGAINST the adoption of the shareholder proposals. The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons do not have discretionary authority as to certain shares to vote on a particular matter) will be treated as present for purposes of determining a quorum. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the outcome of the voting.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2002 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,

Secretary

Menomonee Falls, Wisconsin

March 31, 2003

ANNEX A

KOHL’S CORPORATION

Charter of the Audit Committee of the Board of Directors

I.    Committee Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Kohl’s Corporation (the “Company”) to assist the Board in its oversight of: financial accounting and reporting practices of the Company; the quality and integrity of the Company’s financial statements; the qualifications and independence of the Company’s independent auditors; the performance of the Company’s independent auditors and the Company’s internal audit function; and the Company’s compliance with applicable legal, ethical and regulatory requirements. The Committee shall also prepare the report that the rules of the Securities and Exchange Commission require to be included in the Company’s annual proxy statement.

II.    Committee Composition and Meetings

(a) Committee members shall be appointed by the Board, based on the recommendation of the Governance and Nominating Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine;

(b) The Committee shall consist of the number of Directors fixed by the Board from time to time, but shall at all times consist of not less than three members of the Board;

(c) Committee members shall meet the requirements with respect to independence and financial literacy requirements set forth in the rules of the New York Stock Exchange as such rules may be amended from time to time. At least one member of the Committee shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgment. The Board may determine that one or more members of the Committee shall be an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission;

(d) Except as otherwise determined by the Board of Directors, no member of the Committee will simultaneously serve on the audit committees of more than two other public companies;

(e) The Governance and Nominating Committee, in consultation with the Chairman of the Board, shall select a Chair. If a Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership, or those members present, as the case may be;

(f) The Committee shall meet at least four times annually, or more frequently as circumstances dictate;

(g) The Committee Chair shall prepare and/or approve an agenda in advance of each meeting;

(h) The Chair may invite members of management or other Board members, as appropriate, to attend Committee meetings; and

(i) The Committee Chair shall periodically report on the activities, findings, conclusions and recommendations of the Committee to the Board, including any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, and the performance of the internal audit function. Minutes of all Committee meetings shall be distributed to all directors for their information.

III.    Authority

The Committee may delegate to its Chair such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law to be exercised by the whole Committee or by a subcommittee, which the Committee has the authority to form and delegate to, consisting of one or more Committee members, when appropriate.

In the course of fulfilling its duties, the Committee has authority to retain its own independent legal, accounting and other advisors in its sole discretion, including sole authority to approve the fees and other retention terms of any advisor and to terminate such advisor.

IV.    Responsibilities And Duties

The Committee’s responsibilities and duties shall include the following:

(a) Independent Auditors

The Committee shall have the ultimate authority and responsibility to select, retain, evaluate and, where appropriate, replace the independent auditors and to submit the selection of independent auditors for ratification by the shareholders in any proxy statement; provided that the Committee may consult with the Company’s senior management regarding these matters. With respect to the independent auditors, the Committee shall have the following additional specific responsibilities:

1. Approve all of the terms of engagement of the independent auditors, including the audit services within the scope of the engagement, and the fees to be paid to the independent auditors and review the appointment of and fee arrangements with any other external auditors employed for other specific audit purposes;

2. At least annually, obtain and review a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken by the independent auditors to address any issues described in subparagraph (2);

3. Receive the written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented from time to time, discuss with the independent auditors the independent auditors’ independence, including actively engaging in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence;

4. Periodically evaluate the independent auditors’ qualifications, performance and independence and the experience and qualifications of the senior individuals assigned by the independent auditors to the Company’s account, including the lead partner. This evaluation shall be based on a review of the report and the statement referred to above, as well as other factors deemed appropriate by the Committee. The evaluation shall also take into account the opinion of the Company’s management. The Committee shall present the conclusions with respect to this evaluation to the full Board;

5. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and periodically consider whether the Company should regularly rotate its independent auditors; and

6. Initially establish and periodically review hiring policies for employees and former employees of the independent auditors, and periodically review a list of employees and former employees of the independent auditors hired by the Company and the positions for which they were hired.

(b) Review of Quarterly and Annual Financial Statements

1. Review each year the planned scope of the examination of the Company’s financial statements by the independent auditors;

2. Review with management and the independent auditors the quarterly financial statements to be included in each of the Company’s Quarterly Reports on Form 10-Q and upon completion of their audit, the annual financial statements to be included in the Company’s Annual Report on Form 10-K, past audit adjustments (as relevant), the quality of the Company’s reported earnings and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

3. Review any disclosures made to the Committee by the Company’s chief executive officer and chief financial officer regarding any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, material weaknesses in the Company’s internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

4. Review and discuss with the independent auditors and management (a) the development, selection, application and disclosure of all critical accounting policies and practices used in the audited financial statements, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences and (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

5. Discuss with the independent auditors the matters required to be discussed by SAS 61 as may be modified or supplemented from time to time;

6. Based on the review and discussions referred to in Sections a.3, b.2 and c.5, make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K filed each year;

7. Review any recommendations of the independent auditors resulting from the audit and monitor management’s response in an effort to ensure that appropriate actions are taken; and

8. Review with the independent auditors any matter of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties. As part of this review, the Committee shall discuss with the independent auditors (a) any difficulties relating to any restrictions on the scope of the independent auditors’ activities and (b) any difficulties relating to restrictions on the independent auditors’ access to requested information. The Committee may also discuss with the independent auditors (a) any accounting adjustments that were noted or proposed by the independent auditors but that were “passed” by management as immaterial or otherwise, (b) any communications between the individuals assigned by the independent auditors to the Company’s account and the independent auditors’ national office relating to auditing or accounting issues presented by the engagement and (c) any management letter or internal control letter of a material nature issued or proposed to be issued by the independent auditors to the Company and the Company’s response to any such letter.

(c) Non-Audit Services

Oversee the implementation of and compliance with the Company’s policy regarding non-audit services, including (a) ensuring that the Company’s chief financial officer submits on a periodic basis to the Committee a reasonably detailed report on the non-audit services provided to the Company by the independent auditors during the period to which the report relates and certifies that no prohibited services were provided to the Company by the independent auditors during such period, (b) reviewing and pre-approving or disapproving non-audit services requiring the Committee’s approval under the policy, and (c) reviewing and assessing the adequacy of the policy on at least an annual basis.

(d) Internal Audit and Accounting

1. Monitor the staffing and competency of the individuals responsible for performing the Company’s internal audit function and significant changes in the duties and responsibilities of these individuals;

2. Review the activities and audit plans of the individuals performing the internal audit function for the Company;

3. Meet privately periodically with key individuals responsible for performing the Company’s internal audit function to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or these individuals;

4. Meet privately periodically (but at least annually) with the independent auditors to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function (including responsibilities, budget and staffing), special audit steps adopted in light of material control deficiencies and particular concerns of the Committee or the independent auditors;

5. Meet privately periodically (but at least annually) with management to review the adequacy of the Company’s internal controls, accounting policies and procedures, the internal audit function, and particular concerns of the Committee or management; and

6. Review with management the status of tax returns and tax audits.

(e) Risk Assessment and Risk Management

1. Periodically discuss with management the guidelines and policies that govern the process by which the Company assesses and manages risk; and

2. Periodically discuss with management the Company’s major financial risk exposures and the steps that management has taken to assess, monitor and control such exposures.

(f) Business Conduct and Ethics

Monitor Company associates’ compliance with “Kohl’s Ethical Standards and Responsibilities” and related policies.

(g) Special Investigations

1. Direct any special investigations concerning matters relating to the Company’s financial statements, internal controls, compliance with applicable laws or business ethics; and

2. Initially establish and periodically review procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(h) Other

1. Monitor and review related party transactions;

2. When and as required under the rules of the Securities and Exchange Commission, provide an Audit Committee Report to be included in the Company’s annual proxy statement;

3. Periodically discuss with management the types of information to be disclosed in the Company’s earnings releases, including the use of non-GAAP financial measures, and the manner in which this information will be presented;

4. Discuss with management and the independent auditors the quarterly and annual reported earnings of the Company prior to the release of this information to the public and discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of these discussions and reviews;

5. Periodically discuss with management the types of financial information and earnings guidance to be disclosed to analysts and rating agencies, and the manner in which this information will be presented;

6. Monitor any litigation involving the Company which may have a material financial impact on the Company or relate to matters entrusted to the Committee; and

7. The Committee shall be available at all times to receive reports, suggestions, questions or recommendations relating to the matters for which it has responsibility from the independent auditors, the individuals responsible for the Company’s internal audit function, or other management personnel.

V. Annual Evaluation

1. The Committee will evaluate its performance on an annual basis; and

2. The Committee will review and assess the adequacy of this Charter on at least an annual basis.

ANNEX B

KOHL’S CORPORATION

2003 LONG-TERM COMPENSATION PLAN

1.    Purpose

The purpose of the Plan is to allow the Company to attract and retain key employees and directors of the Company and its subsidiaries and to provide motivation to these individuals to put forth maximum efforts toward the continued growth, profitability, and success of the Company and its Subsidiaries by providing incentives through the ownership and performance of the Company’s Common Stock. Toward this objective, the Committee may grant various equity-based Awards to Participants on the terms and subject to the conditions set forth in the Plan. These Awards will provide Participants with a proprietary interest in the growth and performance of the Company.

2.    Definitions

2.1.    “Award” means any form of stock option, stock appreciation right, Stock Award, performance unit, performance shares or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

2.2.    “Award Agreement” means a written agreement between the Company and a Participant that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

2.3.    “Board” means the Board of Directors of the Company.

2.4.    “Cause” means termination of employment or service as a director upon: (1) a Participant’s repeated failure to perform his or her duties in a competent, diligent and satisfactory manner as determined by the Company’s Chief Executive Officer in his reasonable judgment, (2) insubordination, (3) a Participant’s commission of any material act of dishonesty or disloyalty involving the Company or a Subsidiary, (4) a Participant’s chronic absence from work other than by reason of a serious health condition, (5) a Participant’s commission of a crime which substantially relates to the circumstances of his or her position with the Company or a Subsidiary or which has material adverse effect on the Company or a Subsidiary, or (6) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary.

2.5.    “Change of Control” shall have the meaning set forth in Paragraph 18 below.

2.6.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7.    “Committee” means the Compensation Committee of the Board, or such other committee of directors designated by the Board, authorized to administer the Plan under Paragraph 3 hereof. Membership of the Committee shall consist of not less than two (2) independent directors and shall otherwise comply with the requirements of the rules and regulations of the Securities and Exchange Commission, the stock exchange on which the Company’s Common Stock is traded, Rule 16b-3 of the Exchange Act and Code Section 162(m).

2.8.    “Common Stock” means $.01 par value common shares of the Company.

2.9.    “Company” means Kohl’s Corporation, a Wisconsin corporation.

2.10.    “Disability” means the inability of a Participant to perform his or her normal duties as a full-time employee of the Company or a Subsidiary for a continuous period of ninety (90) days by reason of physical or mental illness or incapacity. If there is any dispute as to whether the termination of the Participant’s employment was due to his or her physical or mental illness or incapacity, such question shall be submitted to a licensed physician for the purpose of making such determination. An examination of the Participant shall be made within thirty (30) days after written notice by the Committee or the Participant by a licensed physician selected by the Committee. The Participant shall submit to such examination and provide such information as such physician may request and the determination of such physician as to the question of the Participant’s physical or mental condition shall be binding and conclusive on all parties concerned for purposes of this Plan. The disability shall be deemed to be continuing unless the Participant performs his or her regular duties for his or her employer for a continuous period of ninety (90) days.

2.11.    “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

2.12.    “Market Value” of Common Stock shall mean the closing sale price of Common Stock on the New York Stock Exchange—Composite Transactions, the American Stock Exchange—Composite Transactions or other national or regional exchange, or the mean of the closing bid and asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automatic Quotation System (“NASDAQ”).

2.13.    “Participant” means an employee or member of the Board of Directors of the Company or a Subsidiary chosen by the Committee to receive an Award under this Plan.

2.14.     “Plan” means the Kohl’s Corporation 2003 Long Term Compensation Plan.

2.15.    “Retirement” means a Participant’s termination of employment or service as a director other than for Cause after the later to occur of (a) attainment of age sixty (60); or (b) service with the Company and/or a Subsidiary for a continuous period of ten (10) years.

2.16.    “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as it may be amended from time to time, and any successor rule.

2.17.    “Stock Award” means an award granted pursuant to Paragraph 10 hereof in the form of shares of Common Stock, restricted shares of Common Stock, and/or Units of Common Stock.

2.18.    “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has a significant ownership interest, as determined by the Committee, in the Committee’s sole discretion.

2.19.    “Unit” means a bookkeeping entry used by the Company to record and account for the grant of the following Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: Units of Common Stock, performance units, and performance shares which are expressed in terms of Units of Common Stock.

3.    Administration

The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the authority to: (a) interpret the Plan; (b) establish such rules and regulations as it deems necessary for the proper operation and administration of the Plan; (c) select Participants to receive Awards under the Plan;  (d) determine the form of an Award, whether a stock option, stock appreciation right, Stock Award, performance unit, performance share, or other incentive award established by the Committee in accordance with the Plan, the number of shares or Units subject to the Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement;  (e) determine whether Awards will be granted singly, in combination or in tandem; (f) determine the performance goals, if any, which will be applicable to the Award; (g) grant waivers of Plan terms, conditions, restrictions, and limitations; (h) accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Company; and (i) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan. In addition, in order to enable Participants who are foreign nationals or are employed outside the United States or both to receive Awards under the Plan, the Committee may adopt such amendments, procedures, regulations, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

The Committee shall also have the authority to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company or a Subsidiary.

All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive on the Company, Participants and any persons claiming an interest through a Participant. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer and/or to other senior officers of the Company under such conditions and/or limitations as the Committee may establish; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.

4.    Eligibility

Any employee or member of the Board of Directors of the Company or a Subsidiary chosen by the Committee shall be eligible to receive an Award.

5.    Shares Available

The aggregate number of shares of Common Stock which may be issued under the Plan pursuant to the exercise or grant of Awards shall not exceed 15,000,000 shares of Common Stock, subject to adjustment as provided in Paragraph 20 hereof, all of which may be incentive stock options. Shares of Common Stock issued hereunder may be treasury shares or authorized but unissued shares, or a combination of the two. In no event  (a) shall the aggregate number of shares subject to Awards granted under the Plan that are not stock options or stock appreciation rights, as set forth in Paragraphs 8 and 9 hereof respectively, exceed 7,500,000 shares (subject to adjustment as provided in Paragraph 20 hereof), (b) shall any Participant be eligible to receive options or SARs, as defined in Paragraph 9, below, for more than 1,500,000 shares during any twelve-month period (subject to adjustment as provided in Paragraph 20 hereof), or (c) shall any one Participant be eligible to receive an aggregate amount of Awards, other than options or SARs, in an amount in excess of $2,500,000 (valuing the shares of Common Stock at their Market Value and other Awards at their fair market value as determined by the Committee in its sole discretion, on the business day immediately preceding the date of grant) during any twelve-month period. For purposes of determining the maximum number of shares available for issuance under the Plan, (i) any shares which are used in settlement of tax withholding obligations with respect to an Award shall be deemed not to have been issued, (ii) if any option is exercised by tendering shares of Common Stock, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan, only the number of shares issued net of the shares tendered shall be deemed issued, and (iii) any shares which have been issued as Stock Awards or performance shares, as set forth in Paragraph 12 hereof, which are forfeited to the Company shall be treated, following such forfeiture, as shares which have not been issued.

6.    Term

The Plan shall become effective as of the date of its approval by the Company’s shareholders. Awards shall not be granted pursuant to the Plan after March 1, 2013.

7.    Participation

The Committee shall select, from time to time, those Participants who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is so selected, the Committee shall determine the type or types of

Awards to be made to the Participant and shall establish in the related Award Agreements the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee. Notwithstanding the foregoing, the term of Awards granted pursuant to the Plan shall not exceed fifteen (15) years, with the exception of incentive stock options, where the term shall not exceed ten (10) years (five (5) years in the case of a greater than 10% shareholder).

8.    Stock Options

(a)    Grants. Awards may be granted in the form of stock options. These stock options may be incentive stock options within the meaning of Section 422 of the Code or nonqualified stock options (i.e., stock options which are not incentive stock options), or a combination of both.

(b)    Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of a stock option shall be established by the Committee, but shall be no less than 100% of the Market Value of a share of Common Stock, as determined by the Committee, on the date of grant. The exercise price of a stock option shall not be reduced by the Committee other than pursuant to Paragraph 20 hereof, without the consent of the Company’s shareholders.

(c)    Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with Section 422 of the Code. Further, the per share option price of an incentive stock option shall not be less than 100% (or 110% in the case of a greater than 10% shareholder) of the fair market value of a share of Common Stock, as determined by the Committee, on the date of the grant. Also, each option shall expire not later than ten years (or five years in the case of a 10% or more shareholder) from its date of grant. All or any portion of an option designated as an incentive stock option which does not meet the requirements of Section 422 of the Code, including those set forth herein, will be treated as a nonqualified stock option.

(d)    Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any stock option Award, provided they are not inconsistent with the Plan.

(e)    Exercise Payment. At the election of the Committee, upon exercise, the option price of a stock option may be paid in cash, shares of Common Stock either directly or by attestation, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

9.    Stock Appreciation Rights

(a)    Grants. Awards may be granted in the form of stock appreciation rights (“SARs”). A SAR may be granted in tandem with all or a portion of a related stock option under the Plan (a “Tandem SAR”), or may be granted separately (a “Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the related stock option or any time thereafter during the term of the stock option. SARs shall entitle the recipient to receive a payment equal to the appreciation in Market Value of a stated number of shares of Common Stock from the exercise price to the Market Value on the date of exercise. In the case of SARs granted in tandem with stock options granted prior to the grant of such SARs, the appreciation in value is from the option price of such related stock option to the Market Value on the date of exercise.

(b)    Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such a SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option. If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be cancelled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be cancelled automatically to the extent of the number of shares covered by such exercise, and such shares shall again be eligible for grant in accordance with Paragraph 5 hereof, except to the extent any shares of Common Stock are issued to settle the SAR.

(c)    Terms and Conditions of Freestanding SARs. A Freestanding SAR shall be exercisable in whole or in such installments and at such times as may be determined by the Committee.

(d)    Deemed Exercise. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

(e)    Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

10.    Stock Awards

(a)    Grants. Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

(b)    Award Restrictions. Stock Awards shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, performance goal requirements, restrictions on transferability and continued employment. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

(c)    Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under Paragraph 10(b), the Committee may, in its discretion, grant to the Participants to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and to receive dividends.

(d)    Evidence of Award. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

11.    Performance Units

(a)    Grants. Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to Units valued by reference to designated criteria established by the Committee, other than Common Stock.

(b)    Performance Criteria. Performance units shall be contingent on the attainment during a performance period of certain performance goals. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance goals may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

(c)    Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of performance units, provided they are not inconsistent with the Plan.

12.    Performance Shares

(a)    Grants. Awards may be granted in the form of performance shares. Performance shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units which are expressed in terms of Common Stock.

(b)    Performance Criteria. Performance shares shall be contingent upon the attainment during a performance period of certain performance goals. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance goals may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

(c)    Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Award of performance shares, provided they are not inconsistent with the Plan.

13.    Performance Goals

Notwithstanding any other provision hereof, the Committee may establish performance goals in connection with the grant of any Award hereunder. Performance goals established by the Committee may be based upon the performance of the Market Value of the Common Stock in relation to its historical performance and the performance of applicable market indices and market peer groups, Company sales figures, cash flow, return on equity, and/or either pre-tax or after-tax profit levels of the Company; and the Committee may, in its discretion, determine whether an Award will be paid under any one or more of the performance goals. Such performance goals shall be set by the Committee so as to comply with the performance-based compensation provisions under Code 162(m), and may be (but need not be) different for each performance period. The Committee may set different goals for different Participants and for different Awards, and performance goals may include standards for minimum attainment, target attainment, and maximum attainment. In all cases, however, performance goals shall include a minimum performance standard below which no part of the relevant Award will be earned. After the end of a performance period, the Committee shall certify in writing prior to payment of the Award that the relevant performance goals and any other material terms of the Award were in fact satisfied.

14.    Payment of Awards

At the discretion of the Committee, payment of Awards may be made in cash, Common stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine, other than stock options and Stock Awards, which shall be made in Common Stock. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee.

15.    Dividends and Dividend Equivalents

If an Award is granted in the form of a Stock Award, stock option, or performance share, or in the form of any other stock-based grant, the Committee may choose, at the time of the grant of the award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with performance shares, be credited as additional performance shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

16.    Deferral of Awards

At the discretion of the Committee, payment of a Stock Award, performance share, performance unit, dividend, dividend equivalent, or any portion thereof may be deferred by a Participant until such time as the Committee may establish. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to such time payment would otherwise be made, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code and its regulations. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. The Committee may also credit interest, at such rates to be determined by the Committee, on cash payments that are deferred and credit dividends or dividend equivalents on deferred payments denominated in the form of Common Stock.

17.    Termination of Service

If a Participant’s service with the Company or a Subsidiary terminates for a reason other than death, Disability, Retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Participant’s Award Agreement provides, or the Committee determines, otherwise. The Committee shall have the authority to promulgate rules and regulations to (a) determine what events constitute Disability, Retirement, or termination for an approved reason for purposes of the Plan, and (b) determine the treatment of a Participant under the Plan in the event of the Participant’s death, Disability, Retirement, or termination for an approved reason.

18.    Change of Control

(a)    Impact. In the event of a Change of Control (as defined below), the following acceleration and valuation provisions shall apply:

(i)  All Awards outstanding on the date such Change of Control is determined to have occurred shall become immediately vested and fully exercisable and, if there were performance goals, that such performance goals had been attained at the target level or the equivalent thereof;

(ii)  All Awards which are not paid in Common Stock will be cashed out at the “Change of Control Price” (as defined below) reduced by the exercise price, if any, applicable to such Awards; and

(iii)  The Committee may, in its discretion, make such other provision relating to any Award, any unpaid dividend or dividend equivalent and all interest accrued thereon, any performance goal, or any Award deferred under Paragraph 16 hereof which the Committee may deem equitable, including, but not limited to, adjusting the terms of an Award to reflect the Change of Control or causing the Award to be assumed, or new rights to be substituted therefor, by another entity.

(b)    Definitions.

(i)  “Change of Control” means the occurrence of (1) the acquisition (other than from the Company) by any person, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a subsidiary of the Company, or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 33% or more of the then outstanding shares of common stock of the Company or voting securities representing 33% or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (as defined below), before such acquisition or within 30 days thereafter, deems such acquisition not to be a Change of Control; or (2) individuals who, as of the date this Plan is adopted by the Board, constitute the Board (as of such date, the “Incumbent Board”) ceasing for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date this Plan is adopted by the Board whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of the Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or (3) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or (4) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

(ii)  “Change of Control Price” means, as determined by the Committee, (1) the highest Market Value at any time within the 60-day period immediately preceding the date of determination of the Change of Control Price by the Committee, (2) the highest price paid or offered per share of Common Stock, as determined by the Committee, in any bona fide transaction or bona fide offer related to the Change of Control of the Company at any time within such 60-day period, or (3) some lower price as the Committee, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

19.    Nonassignability

No Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code), assignment, pledge, or encumbrance, and during the lifetime of the Participant, only the Participant may exercise rights under the Plan. Following the death of the Participant, such individual, trust or estate who or which by designation of the Participant or operation of law succeeds to the rights of the Participant under the Plan upon the Participant’s death, may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. All beneficiary designations shall be made in such form and subject to such limitations as may from time to time be acceptable to the Committee and delivered to and accepted by the Committee.

20.    Adjustment Provisions

If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the option prices or exercise prices of Awards shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital of the Company, or through any other transaction referred to in Section 424(a) of the Code, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding Awards as it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, or in the event of a merger, consolidation, combination or exchange of shares, or the like, as a result of which Common Stock is changed into another class, or securities of another person, cash or other property, the exercise price, consideration to be received, and other terms of an Award shall be adjusted as deemed equitable by the Committee, in its sole discretion. The Committee shall have authority to provide for, in appropriate cases upon the effectiveness of the transaction, (a) waiver, in whole or in part, of remaining restrictions for vesting or earning, and (b) the conversion of outstanding Awards into cash or other property to be received in the transactions immediately or over the periods the Award would have vested or been earned. Any adjustment, waiver, conversion or the like carried out by the Committee under this Paragraph shall be conclusive and binding for all purposes of the Plan. Notwithstanding the foregoing, any increase in the number of shares of Common Stock subject to the Plan shall, if required under Rule 16b-3 or Code Section 162(m), be subject to approval of the Company’s shareholders.

21.    Withholding Taxes

The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In no event shall the Company withhold, or allow the Participant to pay more than the minimum amount required by law. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

22.    Noncompetition Provision

Unless the Award Agreement specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (a) in the opinion of the Committee, the Participant, at any time during the period of Participant’s employment and for one (1) year thereafter, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary, in the geographic area in which the Company does business; or  (b) the Participant performs any act or engages in any activity which in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company. In addition, the Committee may, in its discretion, condition the deferral of any Award, dividend, or dividend equivalent under Paragraph 16 hereof on a Participant’s compliance with the terms of this Paragraph 22, and cause such a Participant to forfeit any payment which is so deferred if the Participant fails to comply with the terms hereof.

23.    Amendments to Awards

The Committee may at any time unilaterally amend or terminate and cash out any unexercised or unpaid Award, whether earned or unearned, including, but not by way of limitation, Awards earned but not yet paid, and/or substitute another Award of the same or different type, to the extent it deems appropriate; provided, however, that any amendment to (but not termination of) an outstanding Award which, in the opinion of the Committee, is materially adverse to the Participant, or any amendment or termination which, in the opinion of the Committee, may subject the Participant to liability under Section 16 of the Exchange Act, shall require the Participant’s consent.

24.    Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

25.    No Rights to Continued Service or Grants

Participation in the Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary or to continue as a director of the Company or any Subsidiary. The Company or, in the case of service with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Participant or any other person any right to be selected as a Participant or to be granted an Award or additional Awards.

26.    Amendment

The Board may suspend or terminate the Plan at any time, but the termination or suspension shall not, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant, except to the extent permitted by Paragraph 23. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment that requires shareholder approval under Rule 16b-3, Code Section 162(m), or any other applicable provision of securities and/or tax law.

27.    Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its conflicts of law provisions.

28.    No Right, Title, or Interest in Company Assets

No Participant shall have any right in any fund or in any specific asset of the Company by reason of being a Participant under this Plan, nor any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant’s name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under Paragraph 10(c) hereof. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

KOHL’S

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Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

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☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	Election of directors of the Company for a term of office expiring in 2006.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01—Jay H. Baker, 02—Steven A. Burd, 03—Kevin Mansell,
04—Peter M. Sommerhauser and 05—Judith A. Sprieser

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions ______________________________

		FOR	AGAINST	ABSTAIN
2.	Ratify appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3.	Approve the Company’s 2003 Long-Term Compensation Plan.	☐	☐	☐

4.

Shareholder proposal concerning amendment of the Company’s By-Laws to require that a director who has not served as an officer of the Company be its Chairman of the

Board of Directors. The Board of Directors opposes this proposal.

		☐	☐	☐

5.	Shareholder proposal concerning the expensing of the cost of all future stock options issued by the Company. The Board of Directors opposes this proposal.	☐	☐	☐

6.	Shareholder proposal concerning performance-based stock options. The Board of Directors opposes this proposal.	☐	☐	☐

7.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

SCAN LINE

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

4236

ADMISSION TICKET

Annual Meeting of Shareholders

of

KOHL’S CORPORATION

THURSDAY, MAY 1, 2003

10:30 a.m.

Midwest Airlines Center

400 West Wisconsin Avenue

Milwaukee, Wisconsin 53203

This ticket admits only the named shareholder. Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

KOHL’S CORPORATION

PROXY

Annual Meeting of Shareholders May 1, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Schepp and Arlene Meier and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL’S CORPORATION, held of record by the undersigned on March 5, 2003, at the Annual Meeting of Shareholders of Kohl’s Corporation to be held May 1, 2003, or at any adjournment thereof.

The Board of Directors recommends a vote FOR Proposal NOS. 1, 2 and 3 and AGAINST Proposal NOS. 4, 5 and 6. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 AND AGAINST PROPOSAL NOS. 4, 5 and 6 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

I agree to access future proxy statements and annual reports over the Internet.	☐	KOHL’S CORPORATION

Please check here if you plan to attend the annual meeting.	☐	P.O. BOX 11011

To change your address, please mark this box and correct at left.	☐	NEW YORK, N.Y. 10203-0011

To include any comments, please mark this box, and use reverse side.	☐